Exhibit 10.2

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT dated as of April 21, 2008 (this “Agreement”), is between Intrepid Potash, Inc., a Delaware corporation (“Intrepid Potash”), and Intrepid Mining LLC, a Delaware limited liability company (“Intrepid Mining”). Certain terms used in this Agreement are defined in Section 1.1.

RECITALS

A. Intrepid Potash is contemplating an offer and sale of its Common Stock to the public in an underwritten initial public offering (the “IPO”).

B. As of the date hereof, Intrepid Mining owns all 1,000 of the issued and outstanding shares of Common Stock of Intrepid Potash.

C. Intrepid Mining wishes to assign all of its assets (other than cash) to Intrepid Potash, and Intrepid Potash wishes to accept such assignment of assets in exchange for a portion of the net proceeds of the IPO, shares of Intrepid Potash’s Common Stock and the assumption of (i) a portion of Intrepid Mining’s liability under the Credit Agreement (as defined below) and (ii) substantially all other liabilities and obligations of Intrepid Mining, (collectively, the “Exchange”).

D. In connection with the Exchange, Intrepid Potash intends to declare a dividend with respect to the 1,000 shares of its Common Stock currently issued and outstanding (the “Formation Distribution”), which will be paid in shares of Common Stock; provided, however, that for each share of Common Stock purchased by the underwriters pursuant to the over-allotment option granted in connection with the IPO, the number of shares payable pursuant to the Formation Distribution will be reduced, one-for-one, and in lieu of such shares, Intrepid Potash will pay cash in an amount equal to the net proceeds, before offering expenses but after underwriting discounts and commissions, it receives from the exercise of the underwriters’ over-allotment option.

AGREEMENT

In consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Intrepid Potash and Intrepid Mining agree as follows:

1. Definitions.

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accountants” means the Denver, Colorado office of a mutually acceptable nationally or regionally recognized firm of independent certified public accountants that has not provided material services to either Intrepid Mining or Intrepid Potash or their respective Affiliates in the preceding three years.

“Affiliate” means with respect to any Person, any Person that directly or indirectly, through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

“Common Stock” means the common stock, par value $0.001 per share, of Intrepid Potash.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of March 9, 2007, by and among Intrepid Mining, Intrepid New Mexico, Intrepid Moab, Intrepid Wendover, U.S. Bank National Association and the lenders named therein, as amended.

“Fourth Amendment” means the Fourth Amendment to the Credit Agreement dated as of the Closing Date and among Intrepid Potash, Intrepid Mining, Intrepid New Mexico, Intrepid Moab, Intrepid Wendover, U.S. Bank National Association and the lenders named therein.

“Income Taxes” or “Income Tax” means any and all federal, state, local, foreign and other Taxes imposed on, or measured by, income, franchise, profits or gross receipts, and includes alternative minimum Taxes and estimated Taxes.

“Losses” means any and all losses, claims, fines, penalties, fees, deficiencies, damages, liabilities, joint or several, or Proceedings (whether commenced or threatened) and costs and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts, reasonable expenses of investigation, and other expenses of litigation or other proceedings).

“Person” means a natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, governmental authority or any other entity.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, or other proceeding, including those of a judicial, regulatory, governmental entity or agency, or administrative nature.

“Tax Return” means any return, report, exhibit, schedule, information return, or statement and other documentation (including any additional or supporting material, attachment, amendment or supplement thereto) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, or collection of any Tax, and shall include an amended return or claim for refund.

“Taxes” or “Tax” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereon), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, alternative minimum taxes, estimated taxes and also including ad valorem, value added, sales, use, service, real or personal property, capital stock, business license, payroll, withholding, employment, social security, workers’ compensation, unemployment, severance, production, excise, stamp, occupation, premium, windfall profits, real estate transfer, and customs tariffs, imposts, assessments, obligations, and charges, and including any liability for any of the foregoing items that arises by reason of a contract, assumption, transferee or successor liability, operation of law, or otherwise.

“Underwriting Agreement” means the underwriting agreement to be entered into among Intrepid Potash and the managing underwriters for the IPO.

1.2 Additional Terms. In addition to defined terms identified in Section 1.1, the following terms have the meanings assigned in the Sections referred to in the table below:

Term	Section	Term	Section
Agreement	Preamble	Intrepid Aviation	2.1(f)
Assumed Liabilities	2.3	Intrepid Mining	Preamble
Breakage Costs	2.3(a)	Intrepid Moab	2.1(b)
Cash Portion	2.5(a)	Intrepid New Mexico	2.1(a)
Closing	3.1	Intrepid Potash	Preamble
Closing Date	3.1	Intrepid Wendover	2.1(c)
Exchange	Recitals	IPO	Recitals
Exchange Consideration	2.5	Moab Pipeline	2.1(e)
Exchanged Assets	2.1	Retained Liabilities	2.4
Excluded Assets	2.2	Stock Portion	2.5(b)
Formation Distribution	Recitals
HB Potash	2.1(d)
Indemnified Parties	8.1

2. Exchange Transaction.

2.1 Exchanged Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Intrepid Mining shall contribute, assign, transfer and convey to Intrepid Potash, and Intrepid Potash shall acquire and accept from Intrepid Mining, all right, title and interest of Intrepid Mining in and to the properties, assets and rights of every nature, kind and description, owned or held, directly or indirectly, by Intrepid Mining, other than the Excluded Assets (the “Exchanged Assets”), and subject to the Assumed Liabilities. The Exchanged Assets include the following assets and properties:

(a) all outstanding membership interests of Intrepid Potash – New Mexico, LLC, a New Mexico limited liability company (“Intrepid New Mexico”);

(b) all outstanding limited liability company interests of Intrepid Potash – Moab, LLC, a Delaware limited liability company (“Intrepid Moab”);

(c) all outstanding membership interests of Intrepid Potash – Wendover, LLC, a Colorado limited liability company (“Intrepid Wendover”);

(d) all outstanding membership interests of HB Potash LLC, a New Mexico limited liability company (“HB Potash”);

(e) all outstanding membership interests of Moab Gas Pipeline LLC, a Colorado limited liability company (“Moab Pipeline”);

(f) all outstanding membership interests of Intrepid Aviation LLC, a Colorado limited liability company (“Intrepid Aviation”);

(g) all employees of Intrepid Mining; and

(h) all other assets, property (whether real, personal or mixed, tangible or intangible), leasehold interests, equipment, contract rights, and other rights owned or held by Intrepid Mining, other than the Excluded Assets.

2.2 Excluded Assets. Intrepid Mining will retain ownership of (a) all of its cash as of the Closing Date, (b) any receivable that constitutes a credit in the form of a personal loan to or for any person who is or is expected to become a director or executive officer of Intrepid Potash, (c) the 1,000 shares of Common Stock of Intrepid Potash currently issued and outstanding to Intrepid Mining, (d) all of its rights and interests under this Agreement and any documents and instruments executed and delivered at the Closing pursuant to Section 3.2, and (e) all of its rights and interests in and to any of the Exchange Consideration (the “Excluded Assets”).

2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Intrepid Potash shall assume and agree to pay, honor and discharge when due the Assumed Liabilities. “Assumed Liabilities” shall mean:

(a) (i) pursuant to the Fourth Amendment, any and all amounts in excess of $18.9 million of the amounts outstanding on the Closing Date under the Credit Agreement, and (ii) the obligation to pay all breakage costs for the termination of any interest rate swaps or hedging agreements (“Breakage Costs”) in connection with the repayment of the amounts described in clause “(i)” by Intrepid Potash or the repayment by Intrepid Mining of the amounts described in Section 2.4(a);

(b) any and all liabilities set forth on Intrepid Mining’s Closing Date balance sheet (which balance sheet shall be prepared after the Closing Date by Intrepid Potash in accordance with United States generally accepted accounting principles applied in a manner consistent with the balance sheet of Intrepid Mining included in Intrepid Mining’s financial statements as of and for the year ended December 31, 2007, and shall be provided to Intrepid Mining within 30 days after the Closing Date);

(c) any and all liabilities and obligations existing as of the Closing Date, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including, without limitation, any and all indemnification obligations of Intrepid Mining; and

(d) any and all liabilities and obligations arising after the Closing Date in connection with facts, events, conditions, actions or omissions existing or occurring on or before the Closing Date, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

2.4 Retained Liabilities. Intrepid Potash shall not assume and Intrepid Mining shall promptly satisfy the following liabilities and obligations (the “Retained Liabilities”):

(a) pursuant to the Fourth Amendment, $18.9 million outstanding on the Closing Date under the Credit Agreement, together with all unpaid interest accrued thereon and any fees, charges and other costs owed to the lenders under the Credit Agreement with respect thereto (but not any Breakage Costs), and

(b) the liabilities in respect of Taxes retained by Intrepid Mining from and after the Closing pursuant to Article 7.

2.5 Exchange Consideration. The consideration for the Exchanged Assets (the “Exchange Consideration”) shall be:

(a) $757,395,087 in cash (the “Cash Portion”);

(b) 40,339,000 shares of Common Stock of Intrepid Potash (the “Stock Portion”); and

(c) assumption by Intrepid Potash of the Assumed Liabilities.

3. Closing.

3.1 Time and Place of Closing. The closing (the “Closing”) of the transactions contemplated hereby shall be held at the offices of Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203 at the time and date on which all the conditions set forth in Section 4 have been satisfied or waived, or at such later time and date as Intrepid Potash and Intrepid Mining shall agree in writing (such time and date, the “Closing Date”).

3.2 Closing Deliverables.

(a) Intrepid Mining shall deliver, or cause to be delivered, the following to Intrepid Potash at Closing:

(i) instruments of transfer conveying the outstanding membership interests of each of Intrepid New Mexico, Intrepid Moab, Intrepid Wendover, HB Potash, Moab Pipeline and Intrepid Aviation;

(ii) an executed copy of the Fourth Amendment;

(iii) all documents, certificates and agreements necessary to transfer the Exchanged Assets to Intrepid Potash, including:

(1) bills of sale, transfers of title, assignments and general conveyances, in form and substance reasonably satisfactory to Intrepid Potash, dated the Closing Date; and

(2) assignments of all contracts, intellectual property, permits and any other agreements and instruments constituting Exchanged Assets, dated the Closing Date, assigning to Intrepid Potash all of Intrepid Mining’s right, title and interest therein and thereto; and

(iv) such other documents, instruments or certificates, in form and substance reasonably satisfactory to Intrepid Potash, as Intrepid Potash may reasonably request in order to effect and evidence the contribution, assignment, transfer and conveyance of the Exchanged Assets to Intrepid Potash and the other transactions contemplated by this Agreement.

(b) Intrepid Potash shall deliver, or cause to be delivered, the following to Intrepid Mining at Closing:

(i) the Cash Portion of the Exchange Consideration by wire transfer of immediately available funds to an account designated by Intrepid Mining;

(ii) an executed copy of the Fourth Amendment;

(iii) one or more stock certificates in the name of Intrepid Mining representing the Stock Portion of the Exchange Consideration; and

(iv) instruments of assumption and such other documents, in form and substance reasonably satisfactory to Intrepid Mining, as Intrepid Mining may reasonably request in order to effect and evidence Intrepid Potash’s assumption of the Assumed Liabilities and the other transactions contemplated by this Agreement.

4. Conditions to Closing.

4.1 Conditions to the Obligations of All Parties. The obligations of the parties under this Agreement are subject to the fulfillment or waiver of the following conditions:

(a) There shall not have been issued and be in effect any order, decree or judgment of, or in, any court, tribunal of competent jurisdiction or governmental authority which makes the transactions contemplated by this Agreement illegal or invalid; and

(b) Intrepid Potash shall have entered into the Underwriting Agreement with respect to the IPO and all conditions to the consummation thereof shall have been, or will contemporaneously be, satisfied, except for conditions to be satisfied at the Closing under the Underwriting Agreement or this Agreement.

4.2 Condition to Obligations of Intrepid Potash. In addition to the conditions specified in Section 4.1, the obligations of Intrepid Potash under this Agreement are subject to the fulfillment or waiver of the following conditions:

(a) all covenants, agreements and conditions contained in this Agreement to be performed by Intrepid Mining on or prior to the Closing shall have been performed or complied with in all material respects; and

(b) Intrepid Mining shall have delivered, or caused to be delivered, to Intrepid Potash each of the deliverables identified in Section 3.2(a).

4.3 Conditions to the Obligations of Intrepid Mining. In addition to the conditions specified in Section 4.1, the obligations of Intrepid Mining under this Agreement are subject to the fulfillment or waiver of the following conditions:

(a) all covenants, agreements and conditions contained in this Agreement to be performed by Intrepid Potash on or prior to the Closing shall have been performed or complied with in all material respects; and

(b) Intrepid Potash shall have delivered, or caused to be delivered, to Intrepid Mining each of the deliverables identified in Section 3.2(b).

5. Termination. If the conditions set forth in Section 4 are not satisfied or waived on or before May 25, 2008, or if the registration statement with respect to the IPO is withdrawn for any reason prior to that date, this Agreement shall become null and void and be of no further force or effect whatsoever and neither Intrepid Mining nor Intrepid Potash shall have any further obligations hereunder or with respect hereto.

6. Covenants.

6.1 Intrepid Mining and Intrepid Potash agree (a) to furnish or cause to be furnished, upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement. Without limiting the generality of the foregoing, from and after the Closing Date, Intrepid Mining shall promptly remit to Intrepid Potash any funds that are received by Intrepid Mining and that are included in, or that represent payment of receivables included in, the Exchanged Assets.

6.2 Intrepid Mining (a) hereby irrevocably authorizes Intrepid Potash, at all times on and after the Closing Date, to endorse in the name of Intrepid Mining any check or other instrument that is made payable to Intrepid Mining and that represents funds included in, or that represents the payment of any receivable included in, the Exchanged Assets; (b) hereby irrevocably nominates, constitutes and appoints Intrepid Potash as the true and lawful attorney-in-fact of Intrepid Mining (with full power of substitution) effective as of the Closing Date; and (c) hereby authorizes Intrepid Potash, in the name of and on behalf of Intrepid Mining, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that Intrepid Potash may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Exchanged Assets, (ii) defending or compromising any claim, right, audit, investigation or Proceeding relating to any of the Exchanged Assets, or (iii) otherwise carrying out or facilitating any of the transactions contemplated hereby. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of Intrepid Mining.

7. Tax Matters.

7.1 Transfer Taxes. Intrepid Potash shall pay all sales, use, transfer and other similar Taxes and fees (collectively, “Transfer Taxes”) arising out of or in connection with the transactions provided for in this Agreement, and all such Transfer Taxes shall constitute Assumed Liabilities from and after the Closing. Intrepid Potash shall prepare (or cause to be prepared) and timely file (or cause to be filed) all necessary documentation and Tax Returns with respect to any such Transfer Taxes.

7.2 Pre-Closing Returns.

(a) Intrepid Mining shall prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns that are required to be filed (giving effect to extensions) by Intrepid Mining or any of Intrepid New Mexico, Intrepid Moab, Intrepid Wendover, HB Potash, Moab Pipeline, or Intrepid Aviation (collectively, the “Subsidiaries”) on or before the Closing Date (each a “Pre-Closing Return”) and shall timely pay (or cause to be paid) all Taxes shown as due on such Pre-Closing Returns.

(b) All liabilities of Intrepid Mining for Income Taxes that result from or are attributable to the ownership or operations of the Subsidiaries for any taxable period covered by a Pre-Closing Return shall constitute Retained Liabilities from and after the Closing; all other liabilities for Taxes for the taxable periods covered by Pre-Closing Returns and not paid by Intrepid Mining on or before the Closing Date shall constitute Assumed Liabilities from and after the Closing.

(c) Intrepid Mining shall be entitled to receive, credit and apply in its discretion any refund or overpayment with respect to a taxable period covered by a Pre-Closing Return (i) that is received, credited or applied on or before the Closing Date or (ii) that is received, credited or applied after the Closing Date and represents an amount which, if payable as a liability after the Closing, would constitute a Retained Liability. To the extent that Intrepid Mining actually realizes a benefit from a refund or overpayment with respect to a taxable period covered by a Pre-Closing Return that is received, credited or applied after the Closing Date and represents an amount which, if payable as a liability after the Closing, would constitute an Assumed Liability, Intrepid

Mining shall pay to Intrepid Potash, without interest, the amount of the realized benefit promptly following the date it is realized.

7.3 Mining Post-Closing Returns.

(a) Except as provided in Section 7.1, Intrepid Mining shall prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns that are required to be filed (giving effect to extensions) by Intrepid Mining after the Closing Date (each a “Mining Post-Closing Return”) and shall timely pay (or cause to be paid) all Taxes shown as due on such Mining Post-Closing Returns; provided that Intrepid Potash shall reimburse Intrepid Mining (i) for all liabilities of Intrepid Mining and any direct or indirect owner (for Income Tax purposes) of Intrepid Mining for Income Taxes related to a Mining Post-Closing Return that result from or are attributable to the ownership or operation of Exchanged Assets (including the operations of the Subsidiaries) or otherwise with respect to the Assumed Liabilities, to the extent attributable to the portion of any taxable period covered by a Mining Post-Closing Return that begins after the Closing Date (each a “Potash Post-Closing Income Tax Liability”) (such liabilities being determined by treating the Closing Date as the end of a taxable period) and (ii) for all Taxes other than Income Taxes shown as due on a Mining Post-Closing Return to the extent that such Taxes other than Income Taxes result from or are attributable to the ownership or operation of Exchanged Assets (including the operations of the Subsidiaries) or otherwise with respect to the Assumed Liabilities, for any taxable period (each a “Potash Post-Closing Non-Income Tax Liability”). If Intrepid Mining intends to assert a reimbursement claim against Intrepid Potash for any amount described in clause (i) or clause (ii) of the preceding sentence with respect to a Mining Post-Closing Return, then Intrepid Mining shall, at least 45 days prior to the due date (including extensions) of such Mining Post-Closing Return, deliver a copy of the Mining Post-Closing Return to Intrepid Potash, together with a written notice setting forth the due date of such return, an explanation of the basis for the reimbursement, in reasonable detail, and a calculation of the Potash Post-Closing Income Tax Liability and/or the Potash Post-Closing Non-Income Tax Liability, as applicable, and Intrepid Potash shall pay such amount(s) to Intrepid Mining (by wire transfer of immediately available funds) at least 5 days prior to the due date of such return. If Intrepid Potash disputes the amount of the Potash Post-Closing Income Tax Liability and/or the Potash Post-Closing Non-Income Tax Liability with respect to a Mining Post-Closing Return, Intrepid Potash shall notify Intrepid Mining at least 30 days prior to the due date of such return and the parties shall submit the dispute to binding arbitration to be conducted in accordance with the following procedures by the Accountants as the sole arbitrator. Each party shall submit to the Accountants, at least 20 days prior to the due date of the applicable return, its explanation of the basis for the reimbursement, if any, and a calculation of the Potash Post-Closing Income Tax Liability and/or the Potash Post-Closing Non-Income Tax Liability, if any, and shall reasonably cooperate with the Accountants in connection with the arbitration. The Accountants shall use commercially reasonable efforts to render their written decision specifically establishing the amount(s) of the Potash Post-Closing Income Tax Liability and/or the Potash Post-Closing Non-Income Tax Liability, as applicable, prior to the due date of the applicable Tax Return, but in all events shall render such decision within 30 days after the parties initiate the arbitration proceeding. The fees and other costs of the arbitration and the reasonable attorney fees, expert witness fees, and costs, if any, of Intrepid Mining shall be borne by Intrepid Potash unless the sum of any Potash Post-Closing Income Tax Liability plus any Potash Post-Closing Non-Income Tax Liability asserted by Intrepid Mining with respect to the Mining Post-Closing Return exceeds the sum of such amounts established by the Accountants by at least 20%, in which case, the fees and other costs of the arbitration and the reasonable attorney fees, expert witness fees, and costs, if any, of Intrepid Potash shall be borne by Intrepid Mining. The Accountants’ decision shall include an award of such fees and costs provided by this Section 7.3(a). The decision may be filed in any court of competent jurisdiction and may be enforced by any party as a final judgment of such court. Without the consent of Intrepid Mining and Intrepid Potash, the arbitration shall not determine any issues other than those set forth in this Section 7.3(a); all other disputes shall be handled pursuant to the provisions of Article 8. For purposes of determining any liability of any direct or indirect owner (for Income Tax purposes) of Intrepid Mining for Income Taxes described in clause (i) above, the tax rate applicable to any income or gain allocable to such direct or indirect owner shall be deemed to be the highest rate applicable to an individual with respect to income or gain of such character in the applicable jurisdiction.

(b) All liabilities of Intrepid Mining and any direct or indirect owner (for Income Tax purposes) of Intrepid Mining for Income Taxes that result from or are attributable to the ownership or operation of Exchanged Assets (including the operations of the Subsidiaries) or otherwise with respect to the Assumed Liabilities, to the extent attributable to the portion of any taxable period covered by a Mining Post-Closing Return that begins after the Closing Date, shall constitute Assumed Liabilities from and after the Closing; all liabilities for Taxes other than Income Taxes that result from or are attributable to the ownership or operation of Exchanged Assets (including the operations of the Subsidiaries) or otherwise with respect to the Assumed Liabilities, to the extent attributable to any taxable period covered by a Mining Post-Closing Return, shall constitute Assumed Liabilities from and after the Closing; and, subject to Section 7.1, all other liabilities with respect to Taxes of the type and for the taxable periods covered by Mining Post-Closing Returns shall constitute Retained Liabilities from and after the Closing.

(c) Intrepid Mining shall be entitled to receive, credit and apply in its discretion any refund or overpayment with respect to a taxable period covered by a Mining Post-Closing Return; provided, however, that to the extent that Intrepid Mining actually realizes a benefit from such a refund or overpayment that represents an amount which, if payable as a liability after the Closing, would constitute an Assumed Liability,

Intrepid Mining shall pay to Intrepid Potash, without interest, the amount of the realized benefit promptly following the date it is realized.

7.4 Potash Post-Closing Returns. Except with respect to Mining Post-Closing Returns, Intrepid Potash shall prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns that are required to be filed (giving effect to extensions) by the Subsidiaries or with respect to the ownership or operation of Exchanged Assets (including the operations of the Subsidiaries) or otherwise with respect to the Assumed Liabilities, after the Closing Date (each a “Potash Post-Closing Return”) and shall timely pay (or cause to be paid) all Taxes shown as due on such Potash Post-Closing Returns.

(a) All liabilities with respect to Taxes of the type and for the taxable periods covered by Potash Post-Closing Returns shall constitute Assumed Liabilities from and after the Closing.

(b) Intrepid Potash shall be entitled to receive, credit and apply in its discretion any refund or overpayment with respect to a period covered by a Potash Post-Closing Return.

7.5 Access to Information and Personnel.

(a) From and after the Closing, Intrepid Potash shall grant (and shall cause its Affiliates to grant) to Intrepid Mining (or Intrepid Mining’s designees) access at all reasonable times to the books and records of, and all other information regarding, the ownership and operation of Exchanged Assets (including the operations of the Subsidiaries) and the Assumed Liabilities, which information is within the possession of Intrepid Potash or the Subsidiaries or their respective Affiliates (including work papers and correspondence with taxing authorities, but excluding work product of and attorney-client communications with any of Intrepid Potash’s legal counsel), and shall afford Intrepid Mining (or Intrepid Mining’s designees) the right (at Intrepid Mining’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Intrepid Mining (or Intrepid Mining’s designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

(b) Notwithstanding any provision of this Agreement to the contrary, none of Intrepid Potash, any Affiliate or designee of Intrepid Potash, any of the Accountants, or any arbitrator or other person under this Agreement shall be entitled to any access to (or be permitted to extract or make copies of) any Tax Return or any other information regarding the Taxes or Tax Returns of any direct or indirect owner of Intrepid Mining.

(c) Intrepid Potash will preserve and retain (or cause to be preserved and retained) all Tax Returns, schedules, work papers, and other documents relating to (i) any Tax Return of a Subsidiary, (ii) any Taxes with respect to the ownership or operation of the Exchanged Assets (including the operations of the Subsidiaries) or otherwise with respect to the Assumed Liabilities, or (iii) any Tax claims, audits, or other proceedings affecting the Exchanged Assets (including the operations of the Subsidiaries) or the Assumed Liabilities, until the later to occur of (x) the seventh anniversary of the Closing Date, (y) the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate, or (iii) the final determination of any controversy with respect to such taxable period and the final determination of any payment that may be required with respect to such taxable period under this Agreement.

(d) At Intrepid Mining’s request, Intrepid Potash shall provide reasonable access to its and its Affiliates’ (including the Subsidiaries’) personnel who have knowledge of the information described in this Section 7.5, and Intrepid Potash shall reasonably cooperate (and shall cause its Affiliates(including the Subsidiaries) to reasonably cooperate) with Intrepid Mining with respect to the matters covered by this Section 7.6.

7.6 Employment Tax Withholding. Intrepid Potash shall effect all employment-Tax related withholdings in accordance with the Forms W-4 and W-5 transferred by Intrepid Mining to Intrepid Potash with respect to all transferred employees. Intrepid Potash shall report all wages paid and taxes withheld by Intrepid Potash and Intrepid Mining for the calendar year in which the Closing Date occurs. Intrepid Potash and Intrepid Mining shall each attach the information required by Revenue Procedure 2004-53 to the Form 941 filed by each for the year in which the Closing Date occurs. Intrepid Potash and Intrepid Mining agree to comply with all requirements of Revenue Procedure 2004-53 and to cooperate with each other in complying with such requirements.

7.7 Consistent Tax Treatment. Intrepid Mining and Intrepid Potash each covenant and agree, for all applicable Tax purposes, to treat the IPO, the Exchange, and the Formation Distribution as one integrated transaction in which the purchasers of the Common Stock in the IPO and Intrepid Mining are transferors to a controlled corporation (Intrepid Potash) in an exchange described by section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and in which Intrepid Mining receives “boot” in an amount equal to the sum of the Cash Portion and the cash amount of the Formation Distribution. Intrepid Mining and Intrepid Potash each covenant and agree (i) that it will not take or assert any position that is contrary to the treatment described in the preceding sentence on any Tax Return or in connection with any audit or other examination of any Tax Return (unless required by or pursuant to a closing agreement with the Internal Revenue Service (the “IRS”) or applicable state or local governmental authority, an agreement contained in IRS Form 870-AD or other similar form, an agreement that constitutes a determination under section 1313(a)(4) of the Code or a comparable provision of applicable state or local law, or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the period for appeal has expired) and (ii) that it will reasonably cooperate with the other party to report the transactions contemplated by this Agreement in a manner that is consistent, as between the parties, for Tax purposes.

8. Indemnification.

8.1 Right to Indemnification. Intrepid Potash shall indemnify, defend and save and hold harmless Intrepid Mining, its members and managers, and their respective officers, directors, members, managers, employees, consultants, representatives, agents and Affiliates (the “Indemnified Parties”), for, against, from and in respect of any and all Losses which may be sustained or suffered by any of them arising out of or resulting from or pertaining to:

(a) any failure of Intrepid Potash to perform any covenant or agreement or fulfill any other obligation in respect hereof; or

(b) any of the Assumed Liabilities.

8.2 Procedure for Indemnification.

(a) Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any Proceeding with respect to which a claim for indemnification may be made pursuant to this Section 8, such Indemnified Party will, if a claim in respect thereof is to be made against Intrepid Potash, give written notice to Intrepid Potash of the commencement of such Proceeding; provided, however, that the failure of the Indemnified Party to give notice as provided herein shall not relieve Intrepid Potash of its obligations under this Section 8, except to the extent that Intrepid Potash is materially prejudiced by such failure to give notice.

(b) In case any such Proceeding is brought against an Indemnified Party, unless in such Indemnified Party’s reasonable judgment (after consultation with legal counsel) a bona fide conflict of interest between such Indemnified Party and Intrepid Potash may exist in respect of such Proceeding, Intrepid Potash will be entitled to participate in and to assume the defense thereof (at its expense) with counsel reasonably satisfactory to such Indemnified Party, and after notice from Intrepid Potash to such Indemnified Party of its election so to assume the defense thereof, Intrepid Potash will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, in the event Intrepid Potash declines or fails to assume the defense of the Proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within a 30-day period, or if a court of competent jurisdiction determines that Intrepid Potash is not vigorously defending such Proceeding, or if there is a bona fide conflict of interest between Intrepid Potash and the Indemnified Party, then such Indemnified Party may employ counsel to represent or defend it in any such Proceeding and Intrepid Potash shall pay the reasonable fees and disbursements of such counsel or other representative as incurred; provided, further, however, that Intrepid Potash shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Proceeding.

(c) Intrepid Potash will not settle any such Proceeding or consent to the entry of any judgment without the prior written consent of the Indemnified Party, unless such settlement or judgment (i) includes as an unconditional term thereof the giving by the claimant or plaintiff of a release to such Indemnified Party from all liability in respect of such Proceeding and (ii) does not involve the imposition of equitable remedies or the imposition of any obligations on such Indemnified Party and does not otherwise adversely affect such Indemnified Party, other than as a result of the imposition of financial obligations for which such Indemnified Party will be indemnified hereunder. No Indemnified Party will settle any such Proceeding or consent to the entry of any judgment without the prior written consent of Intrepid Potash (such consent not to be unreasonably withheld).

9. Miscellaneous

9.1 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

9.2 Notices. All notices, demands or other communications to be given under or by reason of this Agreement shall be in writing and shall be deemed to have been received when delivered personally, or when transmitted by overnight delivery service, addressed as follows:

If to Intrepid Potash:	If to Intrepid Mining:

Intrepid Potash, Inc. 700 17th Street, Suite 1700 Denver, CO 80202 Attention: Chief Financial Officer	Intrepid Mining LLC 700 17th Street, Suite 1700 Denver, CO 80202 Attention: Chief Financial Officer

Any party to this Agreement may change its address for notices, demands and other communications under this Agreement by giving notice of such change to the other party hereto in accordance with this Section 9.2.

9.3 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any of the parties hereto and the Closing of the transactions contemplated hereby.

9.4 Benefit of Parties; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the other Indemnified Parties, and their respective successors, legal representatives and permitted assigns. This Agreement may not be assigned by either Intrepid Potash or Intrepid Mining except with the prior written consent of Intrepid Mining, in the case of an assignment by Intrepid Potash, or Intrepid Potash, in the case of an assignment by Intrepid Mining. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement, other than the Indemnified Parties, any rights under this Agreement.

9.5 Amendment. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each of Intrepid Potash and Intrepid Mining.

9.6 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

9.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.8 Entire Agreement. This Agreement sets forth the entire understanding of parties hereto and supersedes all other agreements and understandings between the parties hereto relating to the subject matter hereof.

9.9 Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other. The parties hereto may execute the signature pages hereof and exchange such signature pages by facsimile transmission.

9.10 Interpretation of Agreement.

(a) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(b) Unless otherwise specified, references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

(c) The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(d) Each party hereto and its counsel cooperated in drafting and preparation of this Agreement and the documents referred to in this Agreement. Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

INTREPID POTASH:

Intrepid Potash, Inc.

By:	/s/ Rodney D. Gloss

Name:	Rodney D. Gloss
Title:	Controller and VP

INTREPID MINING:

Intrepid Mining LLC

By:	IPC Management LLC Manager

By:	/s/ Robert P. Jornayvaz III

Name:	Robert P. Jornayvaz III
Title:	Manager

[Signature page of Exchange Agreement]